  As filed with the Securities and Exchange Commission on March 29, 2000

                                                 Registration No. 333-96475
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                             HELLER FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

       Delaware                       610                      36-1208070
   (State or other             (Primary Standard            (I.R.S. Employer
   jurisdiction of           Industrial Code Number)       Identification No.)
   incorporation or
    organization)

        500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             DEBRA H. SNIDER, ESQ.
            Executive Vice President, General Counsel and Secretary
                             Heller Financial, Inc.
        500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            LAWRENCE D. LEVIN, ESQ.
                               MARK D. WOOD, ESQ.

                            ADAM R. KLEIN, ESQ.
                              Katten Muchin Zavis
                       525 West Monroe Street, Suite 1600
                            Chicago, Illinois 60661
                                 (312) 902-5200

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering: [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED MARCH 29, 2000

PROSPECTUS

                       [LOGO OF HELLER FINANCIAL, INC.]

                               OFFER TO EXCHANGE

  $600,000,000 aggregate principal amount of 7.375% Notes due November 1, 2009 that have been registered under the Securities Act of 1933 for
             $600,000,000 aggregate principal amount of outstanding
                 unregistered 7.375% Notes due November 1, 2009

                  The exchange offer will expire at 5:00 p.m.,
         New York City time, on                 , 2000, unless extended

                               ----------------

   We are offering to exchange up to $600,000,000 aggregate principal amount of 7.375% notes due November 1, 2009 that have been registered under the Securities Act of 1933 for an equal aggregate principal amount of our outstanding unregistered 7.375% notes due November 1, 2009. We are offering to issue the registered notes to satisfy our obligations contained in a registration rights agreement that we entered into when we issued the unregistered notes to initial purchasers that resold the unregistered notes pursuant to Rule 144A and Regulation S under the Securities Act. We will not receive any proceeds from the issuance of the registered notes in the exchange offer.

   The terms of the registered notes are substantially the same in all material respects to the terms of the unregistered notes, except that the registered notes (1) have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer under the Securities Act and (2) will not have registration rights or contain provisions regarding payment of additional interest under circumstances relating to the timing of the exchange offer or the filing of a registration statement.

   We do not intend to list the notes on any securities exchange or quotation system.

                               ----------------

   Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this Prospectus is           , 2000

                               TABLE OF CONTENTS

                                     Page
                                     ----
Prospectus Summary.................    1
Where You Can Find More
 Information.......................    4
Cautionary Note Regarding Forward-
 Looking Statements................    5
Use of Proceeds....................    5
Capitalization.....................    6
Selected Financial Data............    7
Ratio of Earnings to Fixed Charges.    8

                                      Page
                                      ----
The Company.........................    9
Description of the Registered Notes.    9
The Exchange Offer..................   17
United States Federal Income Tax
 Consequences.......................   26
Plan of Distribution................   26
Legal Opinions......................   27
Independent Public Accountants......   27


                               ----------------

   This prospectus incorporates important business and financial information about us that is not included in, or delivered with, this prospectus. We will provide you with copies of this information, without charge, upon your written or oral request to:

                          Heller Financial, Inc.

                          500 West Monroe Street

                          Chicago, Illinois 60661

                           Attention: Treasurer

                              (312) 441-7000

   To receive timely delivery of this information in advance of expiration of
the exchange offer, you should make your request by         , 2000.

                               PROSPECTUS SUMMARY

   This summary contains basic information about the exchange offer and the registered notes. It may not contain all the information that is important to you. To fully understand the terms of the exchange offer and the registered notes, you should read this entire prospectus carefully.

                               The Exchange Offer

Unregistered Notes........ On November 8, 1999, we completed our offering of $600,000,000 aggregate principal amount of our unregistered 7.375% Notes due November 1, 2009. All of the unregistered notes are currently outstanding.

The Exchange Offer........
                           We are offering to issue up to $600,000,000 aggregate principal amount of our 7.375% Notes due November 1, 2009 that have been registered under the Securities Act in exchange for an equal aggregate principal amount of our outstanding unregistered notes that are validly tendered and not withdrawn before the expiration date. We are offering the registered notes to satisfy our obligations under a registration rights agreement we entered into with the initial purchasers of the unregistered notes. These initial purchasers resold the unregistered notes pursuant to Rule 144A and Regulation S under the Securities Act. We will issue the registered notes on or promptly after the expiration date.

Denominations of           We will issue the registered notes only in
Registered Notes.......... denominations of $1,000 of principal amount or integral multiples of $1,000.

Procedures for
Participating in the
Exchange Offer............

                           If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with its instructions. Then, you must deliver the letter of transmittal, the unregistered notes you tender for exchange and any other required documentation to the exchange agent before the expiration date. By signing the letter of transmittal you will represent to, and agree with, us that, except as provided below, (1) you are acquiring the registered notes in the ordinary course of your business; (2) you are not engaged in, do not intend to engage in, and have no arrangement or understanding with anyone to participate in a distribution of the registered notes; and (3) you are not an affiliate, as defined in Rule 405 under the Securities Act, of us.

                           If you are a broker-dealer that will receive registered notes for your own account in exchange for unregistered notes that you acquired as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the registered notes.

Special Procedures for
Beneficial Owners.........
                           If you beneficially own unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes in the exchange offer, you should contact the registered holder promptly and instruct it to surrender the unregistered notes on your behalf.

Guaranteed Delivery        If you cannot deliver your unregistered notes,
Procedures................ the letter of transmittal or any other required documents before the expiration date, then you must surrender your unregistered notes according to the guaranteed delivery procedures described under "The Exchange Offer--Guaranteed
                           Delivery Procedures."

Expiration Date........... The exchange offer will expire at 5:00 p.m.,
                           New York City time, on         , 2000, unless
                           we extend it. The term expiration date means that time and date, or if we extend the exchange offer, the latest time and date to which we extend the exchange offer.

Exchange Agent............ State Street Bank and Trust Company is the
                           exchange agent for the exchange offer.

Withdrawal Rights......... If you decide to tender your unregistered notes pursuant to the exchange offer, you may
                           withdraw them at any time before the expiration date.

Federal Income Tax         Your exchange of unregistered notes for
Consequences.............. registered notes pursuant to the exchange offer will not result in a taxable gain or loss to you.

Failure to Exchange Your
Unregistered Notes........
                           If you fail to exchange your unregistered notes for registered notes in the exchange offer, your unregistered notes will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your unregistered notes or to pay any additional interest as liquidated damages.

                           After we complete this exchange offer, there may be no trading market for the unregistered notes, and you may have difficulty selling unregistered notes.

Use of Proceeds........... We will not receive any proceeds from the issuance of the registered notes.

                              The Registered Notes

Registered Notes.......... The terms of the registered notes are substantially the same in all material respects to the terms of the unregistered notes, except that the registered notes (1) have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer under the Securities Act and (2) will not have registration rights or contain provisions regarding payment of additional interest under circumstances relating to the timing of the exchange offer or the filing of a registration statement. The registered notes and the unregistered notes will be governed by the same indenture.

Maturity Date............. November 1, 2009

Interest Payment Dates.... May 1 and November 1 of each year, beginning
                           May 1, 2000.

Ranking................... The registered notes are our senior unsecured obligations and rank (1) equally with our other existing and future senior unsecured debt and
                           (2) senior to all our existing and future subordinated debt.

Redemption................ We cannot redeem the registered notes before maturity.

Absence of a Public
Market for the Registered
Notes.....................
                           There is currently no established trading market for the registered notes. A liquid trading market for the registered notes may not develop. We do not intend to apply for listing of the registered notes on any securities exchange or quotation system.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following locations:

  . the public reference room of the SEC, Room 1024, Judiciary Plaza, 450
    Fifth Street N.W., Washington, DC 20549;

  . the public reference facilities at the SEC's regional offices at Seven
    World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

  . the offices of the New York Stock Exchange, 20 Broad Street, New York,
    New York 10005; or

  . the offices of the Chicago Stock Exchange, One Financial Plaza, 440 South
    LaSalle Street, Chicago, Illinois 60605.

Some of these locations may charge a modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, you may access any document we file with the SEC on its web site located at http://www.sec.gov.

   We are incorporating by reference other documents into this prospectus. This means that we are disclosing important information by referring you to other documents we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. The information we file later with the SEC will automatically update and supersede the information contained in this prospectus or incorporated by reference from earlier filings. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the exchange offer.

  . our Annual Report on Form 10-K for our fiscal year ended December 31, 1999; and

  . our Current Reports on Form 8-K dated January 19, 2000 and January 20,
    2000.

   We will provide a copy of the information we incorporate by reference in this prospectus to you at no cost. To request a copy of any or all of this information, you should write or telephone us at Heller Financial, Inc.,
Attention: Treasurer, 500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in it includes or will include forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, that reflect our current expectations regarding our future results of operations, performance and achievements. We intend for these forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to risks, uncertainties and contingencies which could cause our actual results, performance or achievements for 2000 and beyond to differ materially from those expressed in, or implied by, these statements.

   The risks, uncertainties and contingencies include, but are not limited to, the following:

  . the success or failure of our efforts to implement our business strategy;

  . effects of economic conditions in the real estate markets, the capital markets or other markets or industries that we serve and the performance of our borrowers;

  . changes in the volume and mix of interest earning assets, the level of interest rates earned on those assets, the volume of interest-bearing liabilities and the level of interest rates paid on those interest-bearing liabilities;

  . currency exchange rate fluctuations, economic conditions and competition in international markets, and other international factors;

  . actions of our competitors and our ability to respond to those actions;

  . the cost of our capital, which depends in part on our portfolio quality, ratings, prospects and outlook and general market conditions;

  . the adequacy of our allowance for losses of receivables;

  . our ability to attract and retain qualified and experienced management, sales and credit personnel; and

  . changes in governmental regulations, tax rates and similar matters.

   You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy obligations that we have under the registration rights agreement. We will not receive any proceeds from the issuance of the registered notes. In consideration for issuing the registered notes in the exchange offer, we will receive an equal principal amount of unregistered notes. We will retire and cancel tendered unregistered notes that we accept in exchange for the registered notes. We cannot reissue those unregistered notes. Accordingly, issuance of the registered notes will not result in any increase in our outstanding debt.

                                 CAPITALIZATION

   The following table shows our capitalization on a consolidated basis as of December 31, 1999. Assuming all of the issued and outstanding unregistered notes are validly tendered and accepted by us, we will issue an equal aggregate principal amount of registered notes in the exchange offer. You should read this table along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

                                                                   December 31,
                                                                       1999
                                                                   ------------
                                                                       (in
                                                                    millions)
Senior debt:
  Commercial paper and short-term borrowings......................   $ 5,202
  Notes and debentures............................................     8,630
                                                                     -------
    Total senior debt.............................................    13,832
Minority interest.................................................        11
Stockholders' equity:
  Cumulative Perpetual Senior Preferred Stock, Series A, $.01 par
   value, 5,000,000 shares authorized, issued and outstanding.....       125
  Fixed Rate Noncumulative Perpetual Senior Preferred Stock,
   Series C, 1,500,000 shares authorized, issued and outstanding..       150
  Fixed Rate Noncumulative Perpetual Senior Preferred Stock,
   Series D, $.01 par value, 1,250,000 shares authorized, issued
   and outstanding................................................       125
  Class A Common Stock, $0.25 par value, 500,000,000 shares
   authorized, 46,320,888 shares issued and 45,953,214 shares
   outstanding*...................................................        12
  Class B Common Stock, $0.25 par value, 300,000,000 shares
   authorized and 51,050,000 shares issued and outstanding........        13
  Additional paid-in capital......................................     1,626
  Retained earnings...............................................       332
  Treasury stock (367,674 shares).................................        (9)
  Accumulated other comprehensive income..........................       (27)
                                                                     -------
    Total stockholders' equity....................................   $ 2,347
                                                                     -------
    Total capitalization..........................................   $17,973
                                                                     =======

--------

  * Excludes, as of December 31, 1999, (1) 3,150,795 shares of class A common stock issuable upon the exercise of outstanding options and (2) 2,864,754 shares of class A common stock reserved for issuance with respect to awards that may be granted in the future under the Heller Financial, Inc. 1998 Stock Incentive Plan.

                            SELECTED FINANCIAL DATA

   In the table below, we derived the following selected financial data for, and as of the end of, each of the five years in the period ended December 31, 1999 from our audited consolidated financial statements. You should read the following information along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

                                      Year Ended December 31,
                         ---------------------------------------------------
                         1999(1)(2)(3)(4) 1998(3)(4) 1997(4)   1996    1995
                         ---------------- ---------- -------  ------  ------
                                 (in millions, except per share data)
Selected Results of
 Operations:
Interest income.........     $ 1,197       $ 1,047   $   924  $  807  $  851
Interest expense........         685           624       516     452     464
                             -------       -------   -------  ------  ------
  Net interest income...         512           423       408     355     387
Fees and other income...         286           206       206      79     148
Factoring commissions...         119           124       104      55      50
Income of international
 joint ventures.........          35            30        36      44      35
                             -------       -------   -------  ------  ------
  Operating revenues....         952           783       754     533     620
Operating expenses......         456           399       357     247     216
Provision for losses....         136            77       164     103     223
Gain on sale of HCS
 assets.................          79           --        --      --      --
Restructuring charge....         --             17       --      --      --
                             -------       -------   -------  ------  ------
  Income before income
   taxes and minority
   interest.............         439           290       233     183     181
Income tax provision....         154            93        66      43      49
Minority interest.......           1             4         9       7       7
                             -------       -------   -------  ------  ------
  Net income............     $   284       $   193   $   158  $  133  $  125
                             =======       =======   =======  ======  ======
  Dividends on preferred
   stock................     $    28       $    21   $    14  $   10  $   10
                             =======       =======   =======  ======  ======
  Net income applicable
   to common stock......     $   256       $   172   $   144  $  123  $  115
                             =======       =======   =======  ======  ======

                                           December 31,
                         ---------------------------------------------------
                         1999(1)(2)(3)(4) 1998(3)(4) 1997(4)   1996    1995
                         ---------------- ---------- -------  ------  ------
                                             (in millions)
Selected Balance Sheet
 Data:
Receivables.............     $14,795       $11,854   $10,722  $8,529  $8,085
Allowance for losses of
 receivables............        (316)         (271)     (261)   (225)   (229)
Equity and real estate
 investment.............         737           652       488     419     428
Debt securities.........         549           365       311     251     152
Operating leases........         508           321       195     135     113
Investment in
 international joint
 ventures...............         219           235       198     272     233
  Total assets..........      17,973        14,366    12,861   9,926   9,638
                             =======       =======   =======  ======  ======
Commercial paper and
 short-term borrowings..       5,202         3,681     3,432   2,745   2,223
Long-term debt..........       8,630         6,768     6,004   4,761   5,145
                             -------       -------   -------  ------  ------
  Total senior debt.....     $13,832       $10,449   $ 9,436  $7,506  $7,368
                             =======       =======   =======  ======  ======
  Total liabilities.....     $15,615       $12,394   $11,096  $8,402  $8,208
Preferred stock.........         400           400       275     125     125
Common equity...........       1,947         1,562     1,403   1,342   1,259
                             -------       -------   -------  ------  ------
  Total stockholders'
   equity...............     $ 2,347       $ 1,962   $ 1,678  $1,467  $1,384
                             =======       =======   =======  ======  ======

(1) The financial data presented for 1999 reflect our purchase of all of the outstanding stock of HealthCare Financial Partners, Inc. in July 1999. As a result of this purchase, we consolidated the acquired assets as of the date of acquisition. Goodwill related to this transaction totaled approximately $235 million. The consolidation of HealthCare resulted in an increase of approximately $535 million in total lending assets and investments as of the date of acquisition. This acquisition had a favorable impact on our 1999 net income.

(2) On December 1, 1999, we sold the net assets of our Commercial Services unit to The CIT Group, Inc. The sale consisted of $911 million of factored accounts receivable and the assumption of $577 million of liabilities due to factoring clients. We recognized an after-tax gain on the transaction of $48 million.

(3) The financial data presented for 1999 and 1998 reflect our purchase of the domestic technology leasing assets of the Dealer Products Group of Dana Commercial Credit Corporation and the stock of the Dealer Products Group's international subsidiaries in November 1998. As a result of this purchase, we consolidated the acquired assets and international subsidiaries of the Dealer Products Group as of the date of acquisition. Goodwill related to this acquisition totaled $190 million. The consolidation of the Dealer Products Group assets and subsidiaries resulted in an increase of approximately $625 million in total assets as of December 31, 1998 as compared to December 31, 1997. This acquisition had a minimal favorable impact on our 1998 net income, as our 1998 results included only one month of Dealer Products Group operations.

(4) The financial data presented for 1999, 1998 and 1997 reflect our purchase, through our subsidiary, Heller International Group, Inc., of our joint venture partner's interest in Factofrance Heller, S.A. in April 1997 for $174 million. As a result of this purchase, Factofrance was reported on a consolidated basis with us as of the date of acquisition. The premium related to this purchase was allocated as follows: $78 million to goodwill and $18 million to a noncompetition agreement. Our consolidation of Factofrance resulted in increases of $2 billion in total assets, $94 million in operating revenues and $59 million in operating expenses during 1997 as compared to 1996.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the periods indicated below was as follows:

                            Year Ended December 31,
        ------------------------------------------------------------------------------------------------
        1999             1998                     1997                     1996                     1995
        ----             ----                     ----                     ----                     ----
        1.63             1.46                     1.44                     1.40                     1.38

   For purposes of computing our ratio of earnings to fixed charges, earnings includes income before income taxes, our minority interest in Heller International Group income and fixed charges. Fixed charges includes interest on all indebtedness and one third of annual rentals, the approximate portion representing interest.

                                  THE COMPANY

General

   We are a leading diversified commercial financial services company. We provide a broad array of financial products and services to mid-sized and small businesses in the United States and select international markets.

 Primary Business Segments

   We deliver our products and services principally through two business segments:

  . Domestic Commercial Finance; and

  . International Factoring and Asset Based Finance.

  Domestic Business

   Our Domestic Commercial Finance segment is made up of the following five business units:

  . Corporate Finance, which provides collateralized cash flow and asset based lending;

  . Real Estate Finance, which primarily provides secured real estate financing;

  . Leasing Services, which provides debt and lease financing of small and large ticket equipment sourced directly or through manufacturers, distributors and dealers;

  . Small Business Finance, which provides financing to small businesses, primarily under U.S. Small Business Administration loan programs; and

  . Healthcare Finance, which provides asset based and related financing to healthcare providers with a primary focus on long-term care, hospitals and physician practices.

On December 1, 1999, we sold our Commercial Services unit, which constituted our domestic factoring business.

  International Business

   Our International Factoring and Asset Based Finance segment, known as Heller International Group, provides factoring services and financings secured primarily by receivables, inventory and equipment. It does so through wholly-owned subsidiaries and joint ventures that provide financing to small and mid-sized companies primarily in Europe, but also in Asia and Latin America.

                      DESCRIPTION OF THE REGISTERED NOTES

General

   We will issue the registered notes under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee. We issued the unregistered notes under the same indenture. Both the registered notes and the unregistered notes will be treated as a single class of securities under the indenture. We have summarized below the general terms and provisions of the indenture. For a complete description of the terms of the indenture, you should read the summary below and the copy of the indenture that we have filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the registered notes are substantially the same in all material respects to the terms of the unregistered notes, except the transfer restrictions, registration rights and additional interest provisions relating to the unregistered notes do not apply to the registered notes.

   The registered notes are limited in aggregate principal amount to $600,000,000. We will issue the registered notes in denominations of $1,000 of principal amount and integral multiples of $1,000. The registered notes constitute a single series of our senior debt securities that are our direct, unconditional and unsecured obligations and will rank (1) equally, without preference among themselves, with all of our other present and future unsecured and unsubordinated obligations and (2) senior to our present and future subordinated obligations. State Street Bank and Trust Company will also initially be the securities registrar and paying agent for the registered notes. As of December 31, 1999, the aggregate principal amount of our senior debt outstanding was $13.8 billion and we had no outstanding subordinated debt or junior subordinated debt.

   The registered notes will mature and become due and payable, at 100% of their principal amount plus any accrued and unpaid interest, on November 1, 2009. We cannot redeem or prepay the registered notes before their scheduled maturity. There is no sinking fund.

Interest

   The registered notes will bear interest at a rate of 7.375% per annum. We will pay interest on the registered notes semi-annually in arrears on each May 1 and November 1. If any of these semi-annual interest payment dates falls on a day that is not a business day, we will postpone the interest payment date to the next business day unless that business day is in the next calendar month, in which case the interest payment date will be the immediately preceding business day. We will compute interest on the registered notes on the basis of a 360-day year comprised of twelve 30-day months.

   The first payment of interest on the registered notes will accrue from, and including, November 8, 1999 to, but excluding, May 1, 2000. Interest will then accrue from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be.

   If the maturity date of the registered notes falls on a day that is not a business day, we will pay principal and interest on the next business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date on which we make the payment to you.

   We will pay interest on a registered note on any interest payment date to the person in whose name the note is registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, we will pay interest on the maturity date to the person to whom the principal is payable. We will pay principal of, and interest on, the registered notes at the office or agency that we maintain for that purpose in the Borough of Manhattan, The City of New York, which initially will be the office of an affiliate of the paying agent. At your option, however, we will pay interest on certificated registered notes by check mailed to the person entitled to the interest.

   When we use the term business day, we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York, Boston, Massachusetts or Hartford, Connecticut on which banking institutions are authorized or required by law, regulation or executive order to close.

Restrictions on Liens

   Under the indenture we may not, and we may not permit any restricted subsidiary to, create, incur or assume any lien on any of our property or any restricted subsidiary's property to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us or any restricted subsidiary, unless the lien:

  . equally and ratably secures our debt securities under the indenture and the indebtedness, subject in the case of subordinated debt or junior subordinated debt to subordination with respect to rights of payment;

  . is on property or shares of stock of a corporation at the time it merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary;

  . is on property at the time it was acquired by us or a restricted subsidiary;

  . secures indebtedness incurred to finance all or part of a purchase price or cost of construction of our property or a restricted subsidiary's property;

  . secures indebtedness of a restricted subsidiary that is owed to us or another restricted subsidiary;

  . is on property of a person at the time substantially all of that person's assets are transferred or leased to us or a restricted subsidiary;

  . is in favor of the government and is for taxes or assessments or secures payments under a contract or statute;

  . arises out of a judgment, decree or other court order or is in connection with other proceedings;

  . is on our receivables or cash as a basis for the issuance of bankers' acceptances or letters of credit in connection with the financing of customers' operations by us or a restricted subsidiary;

  . is on property, or related receivables, acquired by us or a restricted subsidiary by repossession, foreclosure or like proceedings and secures indebtedness to finance all or part of the cost of maintenance, improvement or construction of the property;

  . is created in favor of the U.S. Small Business Administration on property owned by a restricted subsidiary organized as a small business investment company;

  . extends, renews or replaces a lien described above; or

  . secures our indebtedness and indebtedness of our restricted subsidiaries and the sum of that indebtedness and the other indebtedness of us and our restricted subsidiaries secured by liens on our property and our restricted subsidiaries' property, excluding indebtedness secured by liens described above or existing as of the date of the indenture, does not exceed 10% of our consolidated net tangible assets.

We do not have to comply with the foregoing restrictions on liens if the holders of a majority in principal amount of each series of our debt securities outstanding under the indenture that are affected by the imposition of the applicable lien waive compliance either generally or in that instance.

Restrictions on Amount of Debt

   Under the indenture and other indentures we have with the trustee, we may incur unlimited amounts of senior debt, subordinated debt and junior subordinated debt. However, under other indentures, we have agreed not to permit the aggregate principal amount of all debt reflected on our consolidated balance sheets to exceed ten times our consolidated stockholder's equity. The other indentures are of varying terms, the latest of which is currently scheduled to expire on May 15, 2002. We may terminate or amend these restrictions in the other indentures prior to that date.

Mergers Consolidations and Transfers of Assets

   Under the indenture, we may not consolidate with, or merge into, any other corporation or convey, transfer or lease most or all of our property and assets to any person, unless:

  . the corporation formed by the consolidation, the corporation into which we merge or the person that acquires most or all of our property and assets is organized and existing under the laws of a U.S. jurisdiction and agrees to assume the payment of the principal of, and any interest and premium on, the registered notes and the performance of covenants in the indenture;

  . the transaction will not result in the occurrence and continuation of an event of default or an event which after notice and/or lapse of time would become an event of default; and

  . we satisfy other conditions listed in the indenture.

We will be discharged from all of our obligations and covenants under the indenture and the registered notes if we engage in a merger, consolidation or transfer of assets that satisfies all of these conditions.

Events of Default, Notice and Waiver

   The indenture provides that the following events are events of default with respect to the registered notes:

  . failure to pay the principal of, and any premium on, the registered notes;

  . failure to pay any installment of interest on the registered notes for 30 days after becoming due;

  . failure to perform any other covenant in the indenture for 60 days after being given written notice;

  . any event of default with respect to another series of debt securities issued under the indenture;

  . a default under any (1) bond, debenture, note or other evidence of indebtedness for money that we borrowed, issued, assumed or guaranteed with unpaid principal over $2,000,000 or (2) mortgage, indenture or instrument under which we may issue, secure or evidence any indebtedness for money that we borrowed that caused another series of issued debt securities or that indebtedness to become due and payable prior to maturity, without discharge of that issued debt securities or indebtedness or rescission of the acceleration for 60 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding series of debt securities in default requesting discharge or rescission, unless we contest the default in good faith after that time; or

  . bankruptcy, insolvency, reorganization or court appointment of a receiver, liquidator or trustee.

   The trustee must notify you of any event of default with respect to the registered notes that it knows about within 90 days of the event, unless the default has been cured or waived or the trustee determines in good faith, except with respect to a default in the payment of principal, interest or premium, that it is in your best interest to withhold the notice. If an event of default for the registered notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding registered notes may declare the principal and any accrued but unpaid interest due and payable immediately.

   The holders of at least a majority in principal amount of the registered notes may, on behalf of the holders of all the notes, waive any past default, except (1) failure to pay the principal and any premium or interest when due and (2) failure to perform any covenant or provision of the indenture that cannot be amended or modified without the unanimous consent of the holders of the registered notes.

   Under the indenture, the holders of the registered notes:

  . agree to indemnify the trustee when exercising any right or power of any holders;

  . may, with specified exceptions, direct the time, method and place of (1) any proceeding for any remedy available to the trustee and (2) any exercise of the trustee's trusts or powers;

  . may, upon satisfaction of specified conditions, including notice and indemnity to the trustee, institute suit for the enforcement of their rights under the indenture; and

  . have the absolute right to receive principal and any interest and premium when due and to enforce that right by instituting a suit.

   We are required to provide the trustee with annual statements regarding our fulfillment of our obligations under the indenture.

Modification of the Indenture

   With the consent of the holders of a majority in principal amount of each affected series of debt securities outstanding under the indenture, we may enter into a supplemental indenture with the trustee to amend or modify provisions of the indenture. We may not, however, without the unanimous consent of the holders of each affected series of debt securities outstanding under the indenture:

  . modify the payment terms of principal or interest;

  . reduce the percentage of holders from whom we must obtain consent to modify or amend the indenture or to waive our compliance with covenants; or

  . subordinate the indebtedness evidenced by the notes to other indebtedness.

Satisfaction and Discharge

   Under the indenture, we will be discharged from our obligations with respect to the registered notes before their maturity when:

  . we have irrevocably deposited with the trustee sufficient funds or direct or fully guaranteed obligations of the applicable government to pay the principal of, and any interest and premium on, the registered notes to maturity;

  . we have paid all other sums payable with respect to the registered notes;

  . if the deposit is more than one year prior to maturity, we have delivered to the trustee an opinion of tax counsel to the effect that the deposit and discharge will not result in recognition by the holders of the notes of any income, gain or loss for federal income tax purposes that they would otherwise not recognize; and

  . we have delivered to the trustee an opinion of counsel as to other matters.

If we are discharged from our obligations as to the registered notes before their maturity, you will no longer be entitled to benefits of the indenture, except for (1) registration of transfer or exchange of the registered notes and
(2) replacement of lost, stolen or mutilated debt securities. In that event, you may look only to the deposited funds or obligations for payment. However, if the trustee is unable to apply any deposited money or obligations by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting the application, or by reason of the trustee's inability to convert any deposited money or government obligations into the proper currency or currency unit, our obligations under the indenture will be reinstated until the trustee is able to apply the deposited money or obligations.

The Trustee

   State Street Bank and Trust Company serves as trustee under the indenture, as well as an indenture for our subordinated debt securities and an indenture for our junior subordinated debt securities. Each indenture limits the right of the trustee, as a creditor of ours, to obtain payment of claims in some cases and to realize on some property received with respect to any of the claims. The trustee may engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate the conflict or resign. The trustee is trustee with respect to outstanding senior debt securities previously issued under the indenture. In addition, the trustee may from time to time perform certain other services for, including extending lines of credit to, us in the ordinary course of business. The trustee is also serving as exchange agent in the exchange offer.

Certain Definitions

   The following terms used in this prospectus and the indenture have the following definitions:

  . "Consolidated net tangible assets" means the total of all assets reflected on our consolidated balance sheet, prepared in accordance with generally accepted accounting principles, at their net book values, after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with those principles, should be set aside in connection with the business conducted, but excluding goodwill, unamortized debt discount and all other like segregated intangible assets, and amounts on the asset side of our consolidated balance sheet for our capital stock, less the aggregate of our current liabilities and our consolidated subsidiaries reflected on our consolidated balance sheet, all as determined in accordance with generally accepted accounting principles. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, credit balances of factoring clients and other payables and accruals, in each case payable on demand or due within one year of the date of determination of consolidated net tangible assets, all as reflected on our consolidated balance sheet, prepared in accordance with generally accepted accounting principles.

  . "Debt" means all liabilities, whether issued or assumed, in respect of money borrowed, whether or not evidenced by notes, debentures or other like written obligations to pay money, and all guarantees in respect of money borrowed by third persons, whether or not evidenced by notes, debentures or other like written obligations of those third persons to pay money.

  . "Junior subordinated debt" means all of our debt which is by its terms made subordinate and junior to our senior debt and subordinated debt.

  . "Lien" means any mortgage, pledge, security interest or lien.

  . "Restricted subsidiary" means any of our subsidiaries or any subsidiary of a restricted subsidiary (1) which is primarily engaged in the finance business, (2) which conducts its finance business primarily in the U.S. and (3) of which we and/or a restricted subsidiary own 51% or more of each class of its voting stock.

  . "Senior debt" means all of our debt which is not by its terms made subordinate or junior in right of payment from our general assets to any of our other debt.

  . "Subordinated debt" means all of our debt which is by its terms made subordinate or junior in right of payment to any of our other debt, except our junior subordinated debt.

  . "Subsidiary" means any corporation of which we and/or one or more of our subsidiaries own more than 50% of the voting stock, other than directors' qualifying shares.

Book-Entry, Delivery and Form

   The registered notes will intially be represented by one or more certificates in registered global form. Global notes will be deposited with, or on behalf of, The Depository Trust Company (DTC) in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as described below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

Depositary Procedures

   DTC has advised us that it is a:

  . limited-purpose trust company organized under the laws of the State of New York;

  . banking organization within the meaning of the laws of the State of New
    York;

  . member of the Federal Reserve System;

  . clearing corporation within the meaning of the New York Uniform
    Commercial Code; and

  . clearing agency registered pursuant to the provisions Section 17A of the Securities Exchange Act.

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly, also have access to DTC's book-entry system.

   Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the accounts of the applicable participants with the principal amounts of the global notes held by or through the participants. The records of DTC will show ownership and effect the transfer of ownership of the global notes by its participants. The records of the participants will show ownership and effect the transfer of ownership of the global notes by persons holding beneficial interests in the global notes through them.

   So long as DTC or its nominee is the registered owner of the global notes, it will be considered the sole owner and holder of the notes for all purposes under the indenture. Except as described below, if you own a beneficial interest in global notes, you will not:

  . be entitled to have the registered notes represented by the global notes registered in your name;

  . receive or be entitled to receive physical delivery of a certificate in definitive form representing the registered notes represented by the global notes; or

  . be considered the owner or holder of the registered notes represented by the global notes under the applicable indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

Therefore, if you are required by state law to take physical delivery of the notes in definitive form, you may not be able to own, transfer or pledge beneficial interests in the global notes. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

   If you own beneficial interests in a global note, you will have to rely on the procedures of DTC and, if you are not a participant in DTC, the procedures of the participant through which you hold your beneficial interests, to exercise your rights as a holder under the indenture. DTC has advised us that it will take any action permitted to be taken by a holder of beneficial interests in the global notes only at the direction of one or more of the participants to whose accounts the interests are credited. We understand that, under existing industry practice, when a beneficial owner of a global note wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the indenture, DTC will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by DTC for purposes of obtaining any consents or directions required under the indenture.

   We will pay the principal of, and interest on, the global notes through the trustee or paying agent to DTC or its nominee, as the registered holder of the global notes, in immediately available funds. We expect DTC or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of DTC or its nominee. We also expect each participant to pay each owner of beneficial interests in the global notes held through that participant in accordance with standing customer instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name. These payments will be the sole responsibility of the participants.

   We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to, payments made on account of, or actions taken with respect to the beneficial ownership interests in global notes, or for any other aspect of the relationship between DTC and its participants or between the participants and the owners of beneficial interests. We, the trustee and the paying agent may conclusively rely on instructions from DTC for all purposes. We obtained the above information about DTC and its book-entry systems from sources we believe are reliable, but we take no responsibility for the accuracy of the information. Although DTC has agreed to the procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform these procedures. These procedures may be changed or discontinued at any time. We take no responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

   We will exchange beneficial interests in global notes for certificated notes only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary for the global notes;

  . DTC ceases to be a clearing agency registered under the Securities Exchange Act;

  . we decide at any time not to have the registered notes represented by global notes and so notify the trustee; or

  . an event of default has occurred and is continuing with respect to the registered notes.

If there is an exchange of beneficial interests in global notes for certificated notes, we will issue certificated notes in authorized denominations and registered in the names which DTC directs.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   We issued the unregistered notes on November 8, 1999 to the initial purchasers pursuant to a purchase agreement, dated November 3, 1999, between us and the initial purchasers. The initial purchasers subsequently sold the unregistered notes (1) to qualified institutional buyers, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and (2) outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the unregistered notes, we and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would:

  . use our reasonable best efforts to file with the SEC by March 7, 2000, which is 120 days after the initial issuance of the notes, a registration statement relating to an offer to exchange the unregistered notes for the registered notes;

  . use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act by May 6, 2000, which is 180 days after the initial issuance of the registered notes;

  . commence the exchange offer promptly after the exchange offer registration statement has been declared effective;

  . use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

  . use our reasonable best efforts to cause the exchange to be completed within 60 days after the SEC declares the exchange offer registration statement effective.

We also agreed to issue and exchange registered notes for all unregistered notes validly tendered and not withdrawn before the expiration date. For a complete description of the terms of the registration rights agreement, you should read the copy of the registration rights agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement of which this prospectus is a part is intended to satisfy some of our obligations under the registration rights agreement.

   If, (1) because of any change in law, SEC rules or regulations or the applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (2) for any other reason the exchange offer has not been completed by July 5, 2000, which is 240 days after the initial issuance of the notes, or (3) the exchange offer has been completed and, in the written opinion of counsel for holders of the registered notes, a shelf registration statement must be filed and a prospectus must be delivered by a holder of the registered notes in connection with its reoffering or resale of the registered notes, then in addition to, or instead of, effecting the registration of the registered notes under the exchange offer registration statement, we will use our reasonable best efforts to:

  . file a shelf registration statement covering resales of the notes within 120 days after the determination described in clause (1), the last date described in clause (2) or our receipt of the opinion described in clause (3) above, as applicable;

  . cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the determination described in clause (1), the last date described in clause (2) or our receipt of the opinion described in clause (3) above, as applicable; and

  . keep the shelf registration statement continuously effective until the earlier of (1) the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the notes or (2) the time that all of the notes have been sold under the shelf registration statement or otherwise cease to be registrable securities within the meaning of the registration rights agreement.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept any and all unregistered notes validly tendered and not withdrawn before the expiration date.

   We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding unregistered notes validly tendered and not withdrawn pursuant to the exchange offer. You may tender unregistered notes in denominations of $1,000 of principal amount and integral multiples of $1,000.

   The form and terms of the registered notes are substantially the same in all material respects as the form and terms of the unregistered notes, except that:

  . the registered notes will be registered under the Securities Act and, therefore, they will not bear legends restricting their transfer;

  . holders of the registered notes will not be entitled to any of the registration rights of holders of unregistered notes under the registration rights agreement, which rights will terminate upon our consummation of the exchange offer; and

  . the registered notes will not contain provisions regarding the payment of additional interest under circumstances related to the timing of the exchange offer or the filing of a registration statement.

   The registered notes will evidence the same indebtedness as the unregistered notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture, which also authorized the issuance of the unregistered notes. To the extent any unregistered notes remain outstanding after completion of the exchange offer, both the registered notes and the unregistered notes will be treated as a single class of securities under the indenture.

   As of the date of this prospectus, $600,000,000 aggregate principal amount of the unregistered notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration,
we have fixed the close of business on               , 2000 as the record date
for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the unregistered notes entitled to participate in the exchange offer.

   Holders of the unregistered notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the related rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered unregistered notes if and when we have given oral or written notice of our acceptance to State Street Bank and Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving the registered notes from us.

   If you tender unregistered notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, except as described below under "--Fees and Expenses," transfer taxes for the exchange of unregistered notes. We will pay all charges and expenses, other than the transfer taxes described below under "--Fees and Expenses" in connection with the exchange offer.

Expiration Date; Extensions; Amendments

   The expiration date is 5:00 p.m., New York City time, on            , 2000,
unless we, in our sole discretion, extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which we extend the exchange offer. If we extend the exchange offer, we will, before 9:00 a.m.,

New York City time, on the next business day after the previously scheduled expiration date, (1) notify the exchange agent of any extension by oral or written notice and (2) issue a press release or other public announcement which will include disclosure of the approximate number of unregistered notes deposited to date.

   We reserve the right, in our sole discretion:

  .  to delay accepting any unregistered notes;

  .  to extend the exchange offer; or

  . if, in the opinion of our counsel, the completion of the exchange offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice of the delay, extension, termination or amendment to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement. We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination of the exchange offer that we choose to make, other than by making a timely release to an appropriate news agency.

   If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that we will distribute to the registered holders of the unregistered notes. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during that five to ten business day period.

Additional Interest on the Registered Notes

   The unregistered notes and the registration rights agreement provide that if:

  . we do not file with the SEC a registration statement which we are required to file under the registration rights agreement on or before the date specified in the registration rights agreement;

  . the SEC does not declare a registration statement effective on or before the date specified in the registration rights agreement;

  . we do not consummate the exchange offer within 60 days after the effective date of the exchange offer registration statement; or

  . we have filed, and the SEC has declared effective, a shelf registration statement and at any time before the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the unregistered notes, other than after all the unregistered notes have been disposed of under the shelf registration statement or cease to be registrable securities under the registration rights agreement, the shelf registration statement ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment which cures the failure and that is itself immediately declared effective;

then, as liquidated damages, the annual interest rate of the unregistered notes will be increased by 0.25 percent from the regular rate of 7.375% until we remedy the relevant failure. The registered notes will not contain any provision like this regarding the payment of additional interest.

Resale of the Registered Notes

   Based upon interpretations by the staff of the SEC described in no-action letters issued to third parties in similar exchange offers, we believe that if you (1) exchange unregistered notes for registered notes in the ordinary course of business, (2) are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in a distribution of the registered notes, and (3) are not an affiliate of us within the meaning of Rule 405 of the Securities Act, then you can resell registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. You will be required to represent to us in the accompanying letter of transmittal that you meet the conditions exempting you from the registration and prospectus delivery requirements.

   You should note that we have not asked the SEC to consider this exchange offer in the context of a no-action letter. Therefore, we cannot be certain that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past.

   If you intend to acquire registered notes in the exchange offer for the purpose of distributing registered notes or if you are an affiliate of us, you:

  . cannot rely on the interpretation of the staff of the SEC described in the no-action letters issued to third parties in similar exchange offers;

  . cannot tender your notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the unregistered notes, unless an exemption from those requirements is otherwise available.

   Any broker-dealer that acquired unregistered notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of Section 10 of the Securities Act in connection with any resale of registered notes that it receives in the exchange offer. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, to fulfill this prospectus delivery requirement. We have agreed in the registration rights agreement to make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any resale of the registered notes for a period of up to 180 days after the expiration date of the exchange offer. See "Plan of Distribution" for more information about resales by broker-dealers.

Procedures for Tendering

   To tender unregistered notes in the exchange offer, you must:

  . complete, sign and date the letter of transmittal;

  . have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

  . deliver the letter of transmittal to the exchange agent for receipt before the expiration date or comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

In addition, either:

  . certificates for your unregistered notes must be received by the exchange agent along with the letter of transmittal;

  . a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent's account at DTC pursuant to the procedures for book-entry transfer described below under "--Book-Entry Transfer" must be received by the exchange agent before the expiration date; or

  . you must comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

   If you do not withdraw your tender of unregistered notes before the expiration date, it will constitute an agreement between you and us to tender the unregistered notes in accordance with the terms, and subject to the conditions, described in this prospectus and the letter of transmittal.

   The method of delivery of unregistered notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that you use an overnight or hand delivery service or registered mail, properly insured, return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any unregistered notes to us.

   If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and wish to tender, you should contact your intermediary promptly and instruct the intermediary to tender unregistered notes on your behalf. If you wish to tender unregistered notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your unregistered notes:

  . make appropriate arrangements to register ownership of the unregistered notes in your name; or

  . obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

Signatures and Guarantee of Signatures

   Signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders," as the case may be, must be guaranteed by an eligible institution, unless the unregistered notes are tendered:

  . by a registered holder who has not completed the box titled "Special
    Delivery Instructions" on the letter of transmittal; or

  . for the account of an eligible institution.

   In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be made by an eligible institution, which is:

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States; or

  . an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

   If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed in the letter of transmittal, those unregistered notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the unregistered notes.

   In connection with any tender of unregistered notes in definitive certificated form, if the letter of transmittal or any unregistered notes or bond power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, submit with the letter of transmittal evidence satisfactory to us of that person's authority to so act.

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to tender unregistered notes.

Acceptance of Tenders

   All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right:

  . to reject any and all unregistered notes not properly tendered and any unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful; and

  . to waive any defects or irregularities of tender as to particular unregistered notes.

   Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of unregistered notes within the time period we determine. Although we intend to notify holders of defects or irregularities in connection with tenders of unregistered notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Tenders of unregistered notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

   While we do not currently intend to acquire any unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any unregistered notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any unregistered notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Effect of Tendering Unregistered Notes

   By tendering unregistered notes pursuant to the exchange offer, you will be representing to us that, among other things:

  . you are acquiring the registered notes in the ordinary course of your business;

  . except as provided below, you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the registered notes;

  . you are not an affiliate, as defined in Rule 405 under the Securities
    Act, of us;

  . you acknowledge and agree that if you are participating in the exchange offer for the purpose of distributing the registered notes or are an affiliate of us, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the registered notes, and you understand that you cannot rely on the interpretations of the staff of the SEC described in their no-action letters issued to third parties in similar exchange offers; and

  . you understand that a secondary resale transaction described above and any resales of registered notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC.

   If you are a broker-dealer that will receive registered notes for your own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your registered notes. However, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

Return of Unregistered Notes

   If any tendered unregistered notes are not accepted or if unregistered notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those unaccepted, withdrawn or otherwise non-exchanged certificates representing unregistered notes will be returned without expense to you or, in the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the unregistered notes will be credited to your account maintained with DTC as promptly as practicable.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of unregistered notes by causing DTC to transfer these unregistered notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of unregistered notes may be effected through book-entry transfer at DTC, you must deliver the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent before the expiration date or pursuant to the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures." Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   If you wish to tender your unregistered notes and (1) certificates representing your unregistered notes are not immediately available, (2) you cannot complete the procedures for book-entry transfer on a timely basis, or
(3) you cannot deliver your unregistered notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may still tender unregistered notes in the exchange offer if:

  . the tender is made through an eligible institution;

  . before the expiration date, the exchange agent receives from the eligible institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us (1) containing the name and address of the holder, the certificate number(s) of the unregistered notes, if applicable, and the principal amount of unregistered notes tendered, (2) stating that the tender is being made thereby and (3) guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, the certificate(s) representing the unregistered notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other required documents will be deposited by the eligible institution with the exchange agent; and

  . the properly executed letter of transmittal, as well as the certificate(s) representing all tendered unregistered notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other required documents are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

   Upon your request, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your unregistered notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender of unregistered notes at any time before the expiration date.

   To withdraw a tender of unregistered notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal before the expiration date. A notice of withdrawal must:

  . specify the name of the person having deposited the unregistered notes to be withdrawn;

  . identify the unregistered notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the unregistered notes; and

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered notes were tendered, including any required signature guarantees.

   If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility, including time of receipt, of notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no registered notes will be issued unless the unregistered notes so withdrawn are validly re-tendered. Properly withdrawn unregistered notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

Exchange Agent

   We have appointed State Street Bank and Trust Company as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a copy of the notice of guaranteed delivery and other required documents to the following address, facsimile number or telephone number:

  By Hand/Overnight                  By Facsimile:
  Courier/Registered or
  Certified Mail:

  State Street Bank and Trust Company617-662-1548
  Attn: Ralph Jones
  Corporate Trust Department, 5th Floor
                                     Confirm by Telephone:
  2 Avenue de Lafayette
  Boston, Massachusetts 02111        617-662-1523

State Street Bank and Trust Company also serves as trustee under the indenture.

Fees and Expenses

   We will pay the expenses of soliciting tenders in the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile transmission, e-mail, telephone or in person by our officers and regular employees or those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   We will pay the expenses to be incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees, and printing costs. We estimate that these expenses will be approximately $100,000.

   We will pay any and all transfer taxes applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the unregistered notes pursuant to the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by that person. If that person does not submit satisfactory evidence of payment of these taxes or exemption from these taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to that person.

Consequence of Failure to Exchange

   Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

   Unregistered notes that are not exchanged for the registered notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144(a)(3)(iv) under the Securities Act. Accordingly, those unregistered notes may not be offered, sold, pledged or otherwise transferred, except:

  . to a person that the seller reasonably believes is a qualified institutional buyer, within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  . in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

  . pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

  . pursuant to another available exemption from the registration requirements of the Securities Act; or

  . pursuant to an effective registration statement under the Securities Act,

and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

   For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the registered notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is based upon current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, proposed Treasury regulations, judicial authority and administrative rulings and practice. We cannot assure you that the Internal Revenue Service will agree with these conclusions, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements in this prospectus. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to you. Certain holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below.

   The exchange of unregistered notes for registered notes should not be treated as a taxable transaction for U.S. federal income tax purposes because the registered notes do not differ materially in kind or in extent from the unregistered notes. Rather, the registered notes you receive should be treated as a continuation of your investment in the unregistered notes. As a result:

  . you should not recognize taxable gain or loss upon the receipt of registered notes in exchange for unregistered notes in the exchange offer;

  . the holding period for a new registered note received in the exchange offer will include the holding period of the tendered unregistered note; and

  . the adjusted tax basis of a registered note immediately after the exchange will be the same as the adjusted tax basis of the tendered unregistered note.

   You should consult your own tax advisors concerning the tax consequences to you of exchanging your unregistered notes for registered notes, including the applicability and effect of state, local or foreign tax laws.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for those unregistered notes. We have agreed in the registration rights agreement that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any resale of those registered notes.

   We will not receive any proceeds from any sale of registered notes by broker-dealers or any other persons. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the registered notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, prices related to the prevailing market prices or negotiated prices. Any resale of registered notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any registered notes. Any broker or dealer that participates in a distribution of registered notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on any of these resales of registered notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   The registered notes have no established public trading market. We do not intend to apply for listing of the registered notes on any securities exchange or quotation system. We have been advised by the initial purchasers that they intend to make a market in the registered notes, but they are not obligated to do so and their market making may be interrupted or discontinued at any time. A liquid trading market for the notes may not develop.

   Any unregistered notes not tendered or accepted in the exchange offer will remain outstanding. To the extent that unregistered notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, unregistered notes could be adversely affected. Following consummation of the exchange offer, the unregistered notes will continue to be subject to the existing restrictions on their transfer. We will have no further obligation to the holders of the unregistered notes under the registration rights agreement to provide for the registration under the Securities Act of the unregistered notes. There may be no trading market for the unregistered notes.

   We will not receive any proceeds from the exchange offer. No underwriter is being used in connection with the exchange offer. We have agreed to (1) pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and (2) indemnify the holders of the notes and the initial purchasers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

   Mark J. Ohringer, Esq., our Deputy General Counsel, will pass upon the validity of the registered notes for us. Mr. Ohringer is one of our full-time employees and currently owns or has the right to acquire approximately 15,500 shares of our class A common stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                        [LOGO OF HELLER FINANCIAL, INC.]
                               ----------------

                                   PROSPECTUS

                               ----------------

                               OFFER TO EXCHANGE

                       7.375% Notes due November 1, 2009

        that have been registered under the Securities Act of 1933 for
                          all outstanding unregistered
                       7.375% Notes due November 1, 2009

                                           , 2000

--------------------------------------------------------------------------------

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If you receive any unauthorized information, you should not rely on it. We are not making an offer of the notes in any place where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Registrant, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director or officer of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant's Amended and Restated By-Laws provide for indemnification by the Registrant of its directors and officers to the full extent permitted by the Delaware General Corporation Law. Also, as permitted by the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation eliminates the personal liability of each director of the Registrant to the Registrant or its stockholders for monetary damages arising out of or resulting from any breach of such director's fiduciary duty as a director, except where such director breached his duty of loyalty to the Registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, paid an unlawful dividend, approved an unlawful stock purchase or redemption, or obtained an improper personal benefit. The Registrant has purchased a directors' and officers' liability insurance policy which entitles it to be reimbursed for certain indemnity payments it is required to permitted to make to its directors and officers. Under the registration rights agreement, each holder of unregistered notes agrees to indemnify the Registrant, its directors and its officers that sign this registration statement against certain liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

                  Amended and Restated Certificate of Incorporation of the
            *4.1  Registrant.

            *4.2  Amended and Restated By-Laws of the Registrant.

                  Registrant's Standard Multiple-Series Indenture Provisions
           **4.3  dated February 5, 1987.

          ***4.4 Indenture dated as of September 1, 1995 between the Registrant and State Street Bank and Trust Company.

         ****4.5 First Supplemental Indenture dated as of October 13, 1995 between the Registrant and State Street Bank and Trust
                  Company.

        *****4.6 Second Supplemental Indenture dated as of November 17, 1997 between the Registrant and State Street Bank and Trust
                  Company.

       ******4.7  Third Supplemental Indenture dated as of August 16, 1999 between the Registrant and State Street Bank and Trust
                  Company.

            +4.8  Purchase Agreement dated as of November 3, 1999, among the
                  Registrant and Warburg Dillon Reed LLC, Chase Securities
                  Inc., Credit Suisse First Boston Corporation and Salomon
                  Smith Barney Inc. (the "Initial Purchasers").

            +4.9 Registration Rights Agreement dated as of November 3, 1999, among the Registrant and the Initial Purchasers.

                  Form of Registered 7.375% Notes due November 1, 2001 (the
            +4.10 "Notes").

            +5 Opinion of Mark J. Ohringer, Esq., Deputy General Counsel of the Registrant, as to the legality of the Notes being registered.

     *******12    Computation of ratio of earnings to fixed charges.

            23.1  Consent of Arthur Andersen LLP, independent auditors.

               Consent of Mark J. Ohringer, Esq. (contained in his opinion
         +23.2 filed as Exhibit 5 hereto).

         +24   Power of Attorney (included on the signature page hereof).

         +25   Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of State Street Bank and Trust
               Company under the Indenture.

         +99.1 Form of Letter of Transmittal for the Notes.

         +99.2 Form of Notice of Guaranteed Delivery for the Notes.

         +99.3 Form of Letter to Clients.

         +99.4 Form of Letter to Nominees.

               Guidelines for Certificate of Taxpayer Identification Number on
         +99.5 Substitute Form W-9.

--------

      * Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1998 (File No. 1-6157).

     ** Incorporated by reference to the Registrant's Registration Statement on Form S-3, File No. 33-11757 (filed February 5, 1987).

    *** Incorporated by reference to the Registrant's Registration Statement on Form S-3, File No. 333-38545 (filed October 23, 1997).

   **** Incorporated by reference to the Registrant's Current Report on Form 8-
        K (File No. 1-6157, filed October 18, 1995).
  ***** Incorporated by reference to the Registrant's Current Report on Form 8-
        K (File No. 1-6157, filed December 4, 1997).
 ****** Incorporated by reference to the Registrant's Quarterly Report on Form
        10-Q for the period ended September 30, 1999 (File No. 1-6157).

******* Incorporated by reference to the Registrant's Annual Report on Form 10-
        K for the year ended December 31, 1999 (File No. 1-6157).

+Previously filed as part of this Registration Statement.

   (b) Financial Statement Schedules.

     None

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

     (3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

     (4) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 29th of March, 2000.

                                          Heller Financial, Inc.

                                               /s/ Anthony O'B. Beirne
                                          By: _________________________________

                                                 Anthony O'B. Beirne

                                               Executive Vice President and
                                                      Treasurer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 29, 2000.

                *                                          *
_____________________________________     _____________________________________
         Richard J. Almeida                        Dennis P. Lockhart
  Chairman, Chief Executive Officer         Director and President of Heller
  (Principal Executive Officer) and             International Group, Inc.
              Director

                                                         *
               *                          _____________________________________
_____________________________________               Takashi Makimoto
          Michael A. Conway                             Director
              Director

                                                         *
               *                          _____________________________________
_____________________________________              Lauralee E. Martin
         Soichi Hirabayashi                Executive Vice President and Chief
             Director                         Financial Officer (Principal
                                                    Financial Officer)

               *
_____________________________________                    *
          Lawrence G. Hund                _____________________________________
    Executive Vice President and                      Frank S. Ptak
  Controller (Principal Accounting                     Director
              Officer)

                                                         *
                                          _____________________________________
               *
_____________________________________                Masahiro Sawada
            Takaaki Kato                                Director
              Director

                                                         *
                                          _____________________________________
               *
_____________________________________               Kenichiro Tanaka
             Mark Kessel                                Director
              Director

                                                         *
                                          _____________________________________
               *
_____________________________________               Frederick Wolfert
            Tetsuo Kumon                                Director
              Director

    /s/ Mark J. Ohringer

*By: ___________________________

        Mark J. Ohringer

      as Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit
  Number                          Exhibit
  -------                         -------

 23.1      Consent of Arthur Andersen LLP, independent auditors.